Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216769

AXA Equitable Life Insurance Company

Supplement Dated February 14, 2018 to the May 1, 2017 prospectus for EQUI-VEST® Employer-Sponsored Retirement Plans

This Supplement modifies certain information in the above-referenced prospectus, supplements to prospectus and statement of additional information (together the “prospectus”) offered by AXA Equitable Life Insurance Company (“AXA Equitable”). You should read this Supplement in conjunction with your prospectus and retain it for future reference. This Supplement incorporates the prospectus by reference. Unless otherwise indicated, all other information included in your prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your prospectus.

AXA Equitable offers a modified version of its EQUI-VEST® Series 200 TSA, TSA University, HR-10 and EDC contracts (the “Modified TSA Agreement”) only to participants in qualifying retirement programs of certain nonprofit healthcare organizations. This Supplement describes the material differences between the Modified TSA Agreement and the EQUI-VEST® Series 200 TSA contract described in the prospectus.

Material differences between the Modified TSA Agreement and the TSA provisions described in the prospectus include the following:

•	Withdrawal charge. The withdrawal charge schedule for the Modified TSA Agreement is as follows:

Contract Year(s)	Withdrawal Charge
1 through 5	6%
6	5%
7	4%
8	3%
9	2%
10	1%
11 and later	0%

The total of all withdrawal charges assessed will not exceed 6% of all contributions made during the current contract year and the nine contract years before the withdrawal is made.

This table and text replace the EQUI-VEST® Series 200 withdrawal charge table and corresponding text in “Withdrawal charge for series 100 and 200 contracts” under the heading “For SEP, SARSEP, TSA, EDC and Annuitant-Owned HR-10 contracts” in “Charges and expenses.”

FOR USE ONLY IN THE STATE OF UTAH

EQUI-VEST® is issued by and is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable).

Co-distributed by affiliates, AXA Advisors, LLC and AXA Distributors, LLC. 1290 Avenue of the Americas, New York, NY 10104.

Copyright 2018 AXA Equitable Life Insurance Company. All rights reserved.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-40-18 (2.18)	Catalog No. 158837 (2.18)
Emp. Spon - New Biz/Utah Only	#539757